Exhibit 4.1

EXECUTION VERSION

YAYI INTERNATIONAL INC.

INVESTOR AND REGISTRATION RIGHTS AGREEMENT

Dated as of June 18, 2009

i

TABLE OF CONTENTS
(continued)

ii

YAYI INTERNATIONAL INC.

INVESTOR AND REGISTRATION RIGHTS AGREEMENT

THIS INVESTOR AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of June 18, 2009, by and among:

(i)

Yayi International Inc., a Delaware company (the “Company”);

(ii)

Global Rock Stone Industrial Ltd, a British Virgin Islands company (“Global Rock”);

(iii)

the individuals as set forth in Schedule I attached hereto (collectively, the “Founders”); and

(iv)

SAIF Partners III L.P., a Cayman Islands exempted limited partnership (the “Investor”).

RECITALS

WHEREAS, the Series A Preferred Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) by and among the Company, the Investor, and certain other parties thereto provides that the execution and delivery of this Agreement by the Parties hereto is a condition precedent to the consummation of the closing (the “Closing”) contemplated thereunder;

WHEREAS, the Parties seek to enter into this Agreement to set out the terms governing the rights and obligations of the Parties subsequent to the Closing; and

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1

INTERPRETATION

1.1

Definitions.  The following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person.

“Applicable Securities Law” means (a) with respect to any offering of securities in the United States of America, or any other act or omission within that jurisdiction, the securities laws of the United States, including the Exchange Act and the Securities Act, and any applicable law of any state of the United States of America, and (b) with respect to any offering of securities in any jurisdiction other than the United States of America, or any related act or omission in that jurisdiction, the applicable laws of that jurisdiction.

“Auditors” means one of the Big Four Accounting Firms or other accounting firms with internationally recognized standing that is duly appointed by the Board to audit the Company’s financial statements.

“Benefits Plan” means any employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employment compensation agreement or any other plan which provides or provided benefits for any employee, officer, consultant, and/or director or with respect to which contributions are or have been made on account of an employee, officer, consultant, and/or a director.

“Big Four Accounting Firms” means the four largest international accountancy firms in the world.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC.

“Certificate of Designation” means the certificate of designation the Company filed with the Secretary of State of the State of Delaware in connection with the authorization and issuance of the Series A Preferred Stock.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, memorandum of association, articles of association, certificate of designation, Bylaws, articles of organization, certificate of formation, limited liability company agreement, operating agreement, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Closing” has the meaning ascribed thereto in the Purchase Agreement.

“Commission” means (a) with respect to any offering of securities in the United States of America, the Securities and Exchange Commission of the United States of American or any other federal agency at the time administering the Securities Act, and (b) with respect to any offering of securities in a jurisdiction other than the United States of America, the regulatory body of the jurisdiction with authority to supervise and regulate the sale of securities in that jurisdiction.

“Common Stock” means the Company’s common stock, par value US$0.001.

“Company Parties” means the Company, Global Rock and the Founders.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting Securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members, shareholders or stockholders of such Person or power to control the composition of a majority of the board of directors of such Person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Co-Sale Pro Rata Share” of a Holder shall mean the ratio that (a) the sum of the number of shares of Common Stock then held by such Holder which were issued upon conversion of Series A Preferred Stock plus the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock then held by such Holder bears to (b) the sum of the total number of shares of Common Stock then held by all Holders which were issued upon conversion of Series A Preferred Stock plus the number of shares of Common Stock issuable upon conversion of all outstanding Series A Preferred Stock then held by all Holders plus the number of shares of Common Stock then held by the Founder Parties proposing to sell any of the Founder Shares.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“First Refusal Pro Rata Share” of a Holder shall mean the ratio that (a) the sum of the number of shares of Common Stock then held by such Holder which were issued upon conversion of Series A Preferred Stock plus the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock then held by such Holder bears to (b) the sum of the total number of shares of Common Stock then held by all Holders which were issued upon conversion of Series A Preferred Stock plus the number of shares of Common Stock issuable upon conversion of all outstanding Series A Preferred Stock then held by all Holders.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Founder Parties” means, collectively, the Founders, Global Rock and their Permitted Transferees.

“Founder Shares” shall mean (a) the shares of Common Stock of the Company and (b) any securities convertible into, or exchangeable for, or representing the economic interests in or the rights to receive the shares of Common Stock of the Company, including without limitation, the equity interests in Global Rock, and in each case, now beneficially own or hereafter acquired, whether directly or through their nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder) by any of the Founder Parties.

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means, collectively, the Company and its Subsidiaries.

“Group Company” means a member of the Group.

“Holder” shall mean a holder of Series A Preferred Stock; provided, however, for Section 6, Holders shall means a holder of the Registrable Securities.

“Investor Directors” means the directors of the Company that are nominated by the holders of shares of Series A Preferred Stock and elected to the Board pursuant to the Certificate of Designation and other Charter Documents of the Company.

“Laws” means any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, rule of common law, governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all Governmental Order.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Majority Holders” means Holders holding a majority of the voting power of the Registrable Securities held by all Holders.

“Majority Initiating Holders” means Initiating Holders holding a majority of the voting power of the Registrable Securities held by all Initiating Holders.

“Management Rights Agreement” means a certain management rights agreement delivered by the Company to the Investor at the Closing.

“New Securities” means any Securities of the Company issued after the date hereof, excluding (i) Common Stocks issued upon conversion of the Series A Preferred Shares (ii) shares of Common Stock and options issued pursuant to the ESOP, and (iii) any Securities issued as a result of any stock split, stock dividend, reclassification, reorganization or similar event with respect to shares of Common Stock as duly approved by the Board.

“Person” means any natural person, corporation, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“Pledge Agreement” means a certain pledge agreement entered into between Global Rock and the Investor as of the date hereof.

“PRC” means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, Macau and Taiwan.

“Pre-emptive Pro Rata Share” of a Holder shall mean the ratio that (i) the sum of the number of shares of Common Stock then held by such Holder which were issued upon conversion of Series A Preferred Stock plus the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock then held by such Holder bears to (ii) the total number of shares of Common Stock outstanding immediately prior to the issuance of the New Securities (assuming full conversion and exercise of all outstanding convertible and exercisable securities of the Company).

“Qualified Listing” means the approval for the listing the Company’s shares of Common Stock or American Depositary Shares representing shares of the Common Stock on the New York Stock Exchange or the NASDAQ Global Market.

“Registrable Securities” means the Common Stock issued or issuable upon conversion of the Series A Preferred Stock.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement, and the terms “Register” and “Registered” have meanings correlative with the foregoing.

“Registration Statement” means a registration statement prepared on Forms S-1, S-3, F-1, or F-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.

“Representatives” means, with respect to a Person, such Person’s Affiliates, and its and their respective counsels, financial advisors, auditors and other authorized representatives, including, without limitation, their agents, employees, officers, and directors.

“Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Selling Expenses” means any broker’s commission, underwriter’s discount, concession or commission in connection with the sale of the Registrable Securities.

“Series A Majority Holders” means, as of any given time, holders holding no less than a majority in voting power of the shares of Common Stock issued or issuable upon the conversion of all Series A Preferred Stock.

“Series A Preferred Stock” means Series A Preferred Stock of the Company, par value US$0.001.

“Subsidiary” means, with respect to any given Person, any other Person that is not a natural person and that is Controlled directly or indirectly by such given Person.

“Trade Sale” means any of the following events:

(a)

any consolidation, amalgamation, scheme of arrangement or merger of any Group Company with or into any other Person or other corporate reorganization, in which the stockholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization, do not own more than fifty percent (50%) of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which any Group Company is a party in which in excess of fifty percent (50%) of such Group Company’s voting power is transferred;

(b)

a sale, transfer, lease or other disposition of all or substantially all of the assets of any Group Company (with respect to the Company, including without limitation its equity interest in its Subsidiaries) (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of any Group Company); or

(c)

the sale, transfer or other disposition of all or substantially all of any Group Company’s outstanding capital stock (or any series of related transactions resulting in such sale, pledge, transfer or other disposition of all or substantially all of any Group Company’s outstanding capital stock).

“Transaction Documents” means this Agreement, the Purchase Agreement, the Voting Agreement, the Pledge Agreement, the Management Rights Agreement and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“US GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Voting Agreement” means a certain Voting Agreement entered into by Global Rock, the Company, the Investor and certain other parties thereto, at the Closing.

1.2

Other Defined Terms.

  The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Annual Budget and Business Plan	Section 2.1(f)
Arbitration Notice	Section 8.3(a)
Board Secretary	Section 7.7
Closing	Recitals
Company	Preamble
Company’s Competitor	Section 3.4(b)
Dispute	Section 8.3(a)
Electing Holders	Section 3.2(a)
ESOP	Section 7.4(a)

Event	Section 6.7(a)
Event of Default	Section 5.1(b)
Exempt Registrations	Section 6.2(d)
Founders	Preamble
Fully-Exercising Holder	Section 4.2
Global Rock	Preamble
HKIAC	Section 8.3(b)
HKIAC Rules	Section 8.3(b)
Holders Notice	Section 3.2(a)
Initiating Holders	Section 6.1(a)
Investor	Preamble
Investor Favorable Terms	Section 7.3
Investor U.S. Equity Holders	Section 7.9(a)
Issuance Notice	Section 4.2
Notice Period	Section 3.2(b)
Permitted Transfer	Section 3.1(b)
Permitted Transferee	Section 3.1(b)
PFIC	Section 7.9(b)
Principal Tribunal	Section 8.3(i)(i)
Purchase Agreement	Recitals
Second Holders Notice	Section 3.2(a)
Transfer	Section 3.1(a)
Violation	Section 6.5(a)(i)

1.3

Interpretation.  For all purposes of this Agreement, except as otherwise expressly herein provided, (a) the terms defined in this Section 1.3 shall have the meanings assigned to them in this Section 1.3 and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under US GAAP, (c) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (f) all references in this Agreement to designated Schedules and Appendices are to the Schedules and Appendices attached to this Agreement, (g) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (h) the term “or” is not exclusive, (i) the term “including” will be deemed to be followed by “, but not limited to,” (j) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (k) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, and (l) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2

INFORMATION RIGHTS

2.1

Information Rights.

Subject to compliance with applicable Laws, the Company shall deliver or cause to be delivered to each Holder:

(a)

as soon as practicable, but in any event within ninety-five (95) days after the end of each fiscal year of the Company, consolidated income statements and statements of cash flows for the Group for such fiscal year and consolidated balance sheets for the Group as of the end of such fiscal year, including footnotes thereto, all prepared in accordance with US GAAP and audited and certified by the Auditors of the Company, together with a management discussion and analysis report including a comparison of financial results with the applicable period;

(b)

as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, including footnotes thereto, all prepared in accordance with US GAAP;

(c)

within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d)

 with respect to the financial statements called for in Sections 2.1 (a)  to (c) above, an instrument executed by the Chief Executive Officer and Chief Financial Officer  of the Company certifying that such financials were prepared in accordance with US GAAP consistently and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, if applicable;

(e)

as soon as practicable, but in any event within ten  (10) days after the end of each month of the Company all bank statements for each of the major bank accounts held by each of the Group Companies;

(f)

as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, an annual budget and business plan for the succeeding fiscal year for the Group (the “Annual Budget and Business Plan”), setting forth: the projected balance sheets of each Group Company, income statements and statements of cash flows for each month during such period of each Group Company; the projected budget for operation of business; any dividend or distribution to be declared or paid; the projected incurrence, assumption or refinancing of indebtedness; projected revenue and profit for each month during such period; all payments projected to be made not in the ordinary course of business consistent with past practice by any of the Group Companies; and all other material matters relating to the operation, development and  business of the Group Companies;

(g)

as soon as practicable, but in any event within five (5) Business Days after providing such information to any Person in its or his capacity as a stockholder of any Group Company, copies of all documents or information (including, without limitation, proposals and/or reports with respect to the establishment, or negotiations in respect of the establishment, of any joint venture by any Group Company) sent to such Person; and

(h)

as soon as practicable, such other information as any of the Holders shall reasonably request from time to time.

2.2

Inspection Rights.  Subject to compliance with applicable Laws, the Company shall permit each of the Holders, and/or their authorized representatives or advisors, to visit and inspect all of the properties and examine all books of account and records of each Group Company (including any technology reports and contracts) and discuss the affairs, finances and accounts of any Group Company with the directors, officers, employees, accountants, legal counsel and investment bankers thereof, all at such reasonable times with reasonable advance notification by such Holder and at such Holder’s expense.  The Company shall provide all reasonable assistance to the Holders in connection therewith.

3

RESTRICTIONS ON TRANSFER, RIGHT OF FIRST REFUSAL AND RIGHT OF CO-SALE

3.1

Restrictions on Transfer of Founder Shares.

(a)

During the period commencing on the Closing and ending on the earlier of (x) the first anniversary of the Qualified Listing and (y) the third anniversary of the Closing, Founder Parties may not sell, assign, lend, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Founder Shares, whether with or without consideration and whether voluntarily or involuntarily or by operation of law (“Transfer,” and such correlative transaction, a “Transfer”) except as provided in Sections 3.2  to 3.4  below and except the 2,000,000 shares of Common Stock pledged to Allied Merit International Investment, Inc. pursuant to certain stock pledge agreement dated as of July 15, 2008. For the avoidance of doubt, this Section 3 applies to the equity interests in Global Rock held by the Founders.

(b)

The restrictions on Transfer provided in this Section 3 shall not be applicable to any Transfer by a Founder Party to a Founder’s spouse, the siblings, ancestors and descendants (whether natural or adopted) of such Founder, and any trust for the benefit of the Founder or any of the foregoing, provided that such transferee agrees in writing to be bound by the terms of this Agreement.  Any such transferee shall be referred to herein as a “Permitted Transferee” and any such transfer be referred to as a “Permitted Transfer.”

(c)

In the case of any such Permitted Transfer, the transferring Founder Party shall have provided the Holders with written notice of such proposed Transfer at least 30 days prior to consummating such Transfer stating the name and address of the Permitted Transferee, the relationship between the transferring Founder Party and the Permitted Transferee, and the Permitted Transferee shall have executed a copy of this Agreement as a Founder Party of the Company.

(d)

If any such Permitted Transferee to whom Founder Shares have been transferred by a Founder Party ceases to be a Permitted Transferee, such shares of Common Stock shall be transferred back to the transferring stockholder immediately prior to the time such Person ceases to be a Permitted Transferee of such stockholder.

(e)

In the case of any transfer to a Permitted Transferee, the transferring Founder Party and such Permitted Transferee shall be jointly and severally liable for any breach of this Agreement by such Permitted Transferee.

3.2

Right of First Refusal.

(a)

In the event that any Founder Party proposes to Transfer any Founder Shares, such Founder Party shall give each Holder a written notice (the “Holders Notice”) of the price, terms and conditions of the proposed Transfer, including the identity of the proposed transferee of such Founder Shares and a copy of any written proposal, term sheet, letter of intent or other agreement relating to the proposed Transfer.  Each Holder shall have twenty (20) days from the date of the Holders Notice to agree to acquire all or any portion of such Holder’s First Refusal Pro Rata Share of such Founder Shares, for the price and upon the terms and conditions specified in the Holders Notice, by giving written notice to such Founder Party stating therein the quantity of such Founder Shares to be acquired.  If any Holder fails to agree to acquire its full First Refusal Pro Rata Share within such twenty (20) day period, such Founder Party transferring such Founder Shares will give the Holders who did so agree (the “Electing Holders”) notice (the “Second Holders Notice”) of the number of Founder Shares which were not subscribed for.  The Electing Holders shall have ten (10) days from the date of the Second Holders Notice to agree to acquire their respective First Refusal Pro Rata Share of all or any part of the Founder Shares not subscribed for by such other Holders.  For purposes of the second election under this Section 3.2 (a), securities held by Holders other than Electing Holders shall be excluded for the purpose of calculating an Electing Holder’s “First Refusal Pro Rata Share.”

(b)

Subject to the provisions of Section 3.3, in the event a Holder fails to exercise the right of first refusal within said twenty (20) day period plus the ten (10) day period specified above (collectively, the “Notice Period”), such Founder Party shall have sixty (60) days thereafter to Transfer the Founder Shares not elected to be subscribed upon the terms and conditions no more favorable to the transferee of such Founder Shares than specified in the Holder Notice.  In the event such Founder Party has not transferred the Shares within said sixty (60) day period, such Founder Party shall not thereafter Transfer any Founder Shares without first offering such Shares to the Holders in the manner provided in Section 3.2 (a).

3.3

Co-Sale Rights of Holders.

(a)

Notwithstanding anything to the contrary set forth in Section 3.2, neither the Founder Party nor Permitted Transferee may Transfer any of the Founder Shares which have not been elected to be subscribed by the Holders pursuant to Section 3.2 until each of the Holders shall have been given the opportunity, exercisable within twenty (20) days from the date of the Holders Notice, to sell to the proposed purchaser or purchasers, upon the same terms and conditions offered to the Founder Parties or Permitted Transferee, up to such Holder’s Co-Sale Pro Rata Share of the Founder Shares proposed to be sold.

(b)

Holders who fail to notify the Founder Party or such Permitted Transferee within twenty (20) days after the Holders Notice shall be deemed to have waived their rights under this Section 3.3.  Any Transfer made pursuant to this Section 3.3 (b) shall be consummated within sixty (60) days of the end of the Notice Period and shall be conditioned upon the agreement of the proposed transferee that such proposed transferee will acquire from each Holder timely electing to participate in such Transfer pursuant to this Section 3.3, such Holder’s Co-Sale Pro Rata Share of the Founder Shares proposed to be sold.

(c)

Each Holder shall effect its participation in the Transfer by promptly delivering to the Founder Party for Transfer to the prospective transferee one or more certificates, properly endorsed for transfer, which represent:

(i)

the number of shares of Common Stock which such Holder elects to sell; or

(ii)

that number of shares of Series A Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Holder elects to sell; provided, however, that if the prospective transferee objects to the delivery of Series A Preferred Stock in lieu of Common Stock, such Holder shall convert such Series A Preferred Stock into Common Stock and deliver Common Stock as provided above.  The Company agrees to make any such conversion concurrent with the actual sale of such shares to the proposed purchaser.

(d)

The stock certificate or certificates that the Holder delivers to the Founder or such Permitted Transferee pursuant to Section 3.3 (c) shall be transferred to the prospective purchaser in consummation of the Transfer of the Founder Shares pursuant to the terms and conditions specified in the Holders Notice, and the Founder Party shall concurrently therewith remit to such Holder that portion of the sale proceeds to which such Holder is entitled by reason of its participation in such sale.  To the extent that any prospective transferee prohibits such assignment or otherwise refuses to acquire shares or other securities from a Holder exercising its rights of co-sale hereunder, the Founder Party shall not Transfer to such prospective transferees any Founder Shares unless and until, simultaneously with such Transfer, the Founder Party shall purchase such shares or other securities from such Holder.

3.4

Restrictions on Transfer of Series A Preferred Stock.

(a)

Except the restrictions set forth in Section 3.4 (b) below or as required by law, the Series A Preferred Shares shall not subject to any transfer restriction or limitations.

(b)

If a Holder proposes to sell any Series A Preferred Shares in a private negotiated transaction to a third party whose main operation business, to the knowledge of such selling Holder, is the processing or sale of goat milk (such third party, a “Company’s Competitor”), such Holder shall first notify the Founders and give the Founders the right of first refusal to purchase all of Series A Preferred Shares offered to sale on the same terms as the Company’s Competitor.  The Holder shall have rights to proceed the proposed transfer if the Founders waive such right of first refusal, fail to accept the offer within twenty (20) days after such notice is given, or do not pay the purchase price in full within sixty (60) days after the Founder exercising the right of first refusal.

4

PRE-EMPTIVE RIGHTS

4.1

General.  Each Holder shall have a pre-emptive right to purchase up to such Holder’s Pre-emptive Pro Rata Share of any New Securities which the Company may, from time to time, propose to issue.  For purposes of this Section 4, Holder includes any Affiliates of a Holder.  A Holder shall be entitled to apportion the pre-emptive right hereby granted it among itself and its Affiliates in such proportions as it deems appropriate.

4.2

Exercise of Right.  By written notification received by the Company, within twenty (20) calendar days after receipt of the notice (the “Issuance Notice”), the Holder may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to its Pre-emptive Pro Rata Shares of such New Securities.  The Company shall promptly, in writing, inform each Holder which purchases all the shares available to it (“Fully-Exercising Holder”) of any other Holder’s failure to do likewise.  During the ten (10) day period commencing after receipt of such information, each Fully-Exercising Holder shall be entitled to obtain that portion of the New Securities for which other Holders were entitled to subscribe but which were not subscribed for by such other Holders which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Series A Preferred Stock then held, by such Fully-Exercising Holder bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of Series Preferred Stock then held, by all Fully-Exercising Holder who wish to purchase some of the unsubscribed New Securities.

4.3

Sales by the Company.  In connection with any proposed issuance of New Securities, for sixty (60) days after the expiration of any period for exercise by the Holders hereto of their pre-emptive right and any right of over-allotment under this Section 4 in respect of such proposed issuance, the Company may sell any New Securities with respect to which the Holders have not exercised such rights, at a price and upon terms no more favorable than specified in the Issuance Notice so long as each purchaser of such New Securities who is not already a party to this Agreement shall have executed and delivered to each of the other parties hereto an instrument of accession joining this Agreement as a party in form and substance reasonably satisfactory to the Holders.  In the event the Company has not sold such New Securities within such 60-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Holders in the manner provided in Section 4.2 above.

5

DRAG ALONG RIGHTS

5.1

Rights to Require Compulsory Trade Sale.

(a)

Upon any Event of Default (as defined below), the Series A Majority Holders shall have the right to cause the Founder Parties to enter into a Trade Sale of any Group Company with a third party.  In furtherance of any forgoing compulsory Trade Sale, each of the Founder Parties shall (i) be present, in person or by proxy, as a holder of shares of voting Securities, at all meetings for the vote upon any such proposed Trade Sale (so as to be counted for the purposes of determining the presence of a quorum at such meetings); (ii) vote, or give his, her or its written consent with respect to, all Securities held by him, her or it in favor of such proposed Trade Sale and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Trade Sale; (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to or in connection with such proposed Trade Sale; and (iv) take all actions reasonably necessary to consummate the proposed Trade Sale, including without limitation amending the then existing Certificate of Incorporation of the Company.

(b)

For the purpose of Section 5.1 (a), any one of more of the following events shall occur or be continuing shall constitute an “Event of Default”:

(i)

any representation, warranty, certification or other statement made or deemed made by any of the Company Parties in any Transaction Document or in any statement or certificate at any time given by any of the Company Parties or their Representatives in writing, pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made;

(ii)

any Company Party shall default in the performance of or compliance with any material term contained herein or any of the other Transaction Document, and such default shall not have been remedied or waived within fourteen (14) days after the earlier of (i) the date upon which the Company Party had knowledge of such default and (ii) the date upon which written notice thereof is given to any of the Company Parties by a Holder;

(iii)

the net loss of the Company on a consolidated basis in the 12-month period ended June 30, 2010 or any accumulated loss in any subsequent year exceeds US$9 million and the Company fails to deliver a business plan acceptable to the holders of a majority of the voting power of all then outstanding shares of Series A Preferred Stock;

(iv)

the Company is unable to, or fails to, convene a board meeting during any 6-month period or a stockholders’ meeting during any 18-month period; or

(v)

the Company fails to pay the Redemption Amount (as defined in the Certificate of Designation) within 12 months after the Redemption Date (as defined in the Certificate of Designation).

5.2

Rights in Tender Offers.  Subject to the terms of this Agreement, if stockholders of the Company shall receive an offer from a third party to purchase 50% or more of the issued and outstanding shares of capital stock of the Company, either for cash or for securities, and if such purchase and sale would not otherwise trigger a vote of the stockholders, then, if the Series A Majority Holders agree to participate in such purchase and sale, each of the Founder Parties shall agree to participate fully in such purchase and sale.

5.3

Delivery of Power of Attorney; Instrument of Transfers and Director Resignation Letters.  Each Party who holds Securities of the Company, upon joining this Agreement as a party, shall deliver to the Series A Majority Holders upon request (i) an instrument of transfer, duly executed in blank and in proper form to permit the disposition of all of the Securities of the Company it currently holds to a prospective purchaser, (ii) a limited power-in-attorney, in form and substance reasonably satisfactory to the Series A Majority Holders, authorizing the Representative of the Series A Majority Holders to effect the disposition of its equity interest in the Company to the prospective purchaser at the Trade Sale, and (iii) an executed and undated resignation letter from each director of any Group Companies nominated by such Party which resignation shall take effect immediately upon the consummation of the Trade Sale, in form and substance reasonably satisfactory to the Series A Majority Holders.

6

REGISTRATION RIGHTS

6.1

Demand Registration.

(a)

Registration.  Subject to the terms of this Section 6, at any time after the date of this Agreement, any Holders holding at least 20% or more in voting power of the then outstanding Registrable Securities (the “Initiating Holders”) may request the Company in writing to file a Registration Statement providing for the resale of the Registrable Securities that they hold for which the reasonably anticipated aggregate price to the public, net of Selling Expenses, would exceed US$500,000.  Such Registration Statement shall be on Form S-3 or Form F-3 (except if the Company is not then eligible to register the Registrable Securities on Form S-3 or Form F-3, such registration shall be on Form S-1 or Form F-1 or such other appropriate form in accordance herewith and the Securities Act and the rules promulgated thereunder).  Upon receipt of such a request, the Company shall (i) promptly (and in any event within 10 days) give written notice of the proposed Registration to all other Holders and (ii) uses its best efforts to file such Registration Statement within forty-five (45) days of the receipt of such request covering all Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within ten (10) days after the Company’s delivery of written notice.  The Company shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof.  The Company shall be obligated to effect no more than two Registrations within any twelve-month period; provided if the sale of all of the Registrable Securities requested to be included pursuant to this Section 6.1 (a) is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one Registration effected by the Company pursuant to this Section 6.1 (a).

(b)

Limitations.

(i)

The Company shall not be obligated to Register or qualify Registrable Securities pursuant to Section6.1 (a)  if, within ten (10) days of the receipt of any request of Initiating Holders to Register any Registrable Securities under Section 6.1 (a), The Company gives notice to such Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement with the Commission within sixty (60) days of receipt of that request (other than an Exempt Registration as defined below), provided that the Company is actively employing in good faith all reasonable efforts to cause that Registration Statement to become effective.

(ii)

The Company shall not be obligated to Register or qualify Registrable Securities pursuant to Section 6.1(a) if, after receiving a request from Initiating Holders pursuant to Section 6.1(a) hereof, the Board of the Company concludes in good faith, and upon the advice of legal counsel, that the filing of a Registration Statement under Section 6.1(a) would be materially detrimental to the Company and its stockholders in the near future because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, and that, as a result, it is in the best interests of the Company and its stockholders to defer the filing of such registration statement at such time. If the Company furnishes to the Initiating Holders a certificate signed by the Chief Executive Officer of the Company to the foregoing effect, then the Company shall have the right to defer such filing for a period of not to exceed ninety (90) days from the receipt of any request duly submitted by Initiating Holders under Section 6.1 (a) to Register Registrable Securities; provided, however, that the Company shall not utilize this right more than once in any one-year period; and provided further that the Company shall not register any Securities for the account of itself or any other stockholder during such period (other than an Exempt Registration).

(c)

Underwritten Offerings.  If, in connection with a request to Register Registrable Securities under Section 6.1 (a), the Initiating Holders seek to distribute such Registrable Securities in an underwriting, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Section .  In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by the Majority Initiating Holders) to the extent provided herein.  All Holders proposing to distribute their Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to the Majority Initiating Holders).  Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that market factors (including the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell Securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may exclude such number of Registrable Securities from the underwriting as required, but only after excluding all other Securities from the underwriting (including, without limitation, any Securities which the Company may seek to include in the underwriting for its own account).  If a limitation of the number of Registrable Securities is required pursuant to this Section 6.1 (c), the number of Registrable Securities that may be included in the underwriting by selling Holders shall be allocated among such Holders, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders request to include in the Registration.  Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration.

6.2

Piggyback Registrations.

(a)

Registration of Company’s Securities.  Subject to Section 6.2 (c), if the Company proposes to Register for its own account or the account of any other stockholders any of its Securities in connection with the public offering of such Securities, the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within twenty (20) days after delivery of such notice, the Company shall include in such Registration any Registrable Securities thereby requested by such Holder.  If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company with respect to offerings of its Securities, all upon the terms and conditions set forth herein.

(b)

Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 6.2 (a) prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein.  The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 6.4.

(c)

Underwriting Requirements.  In connection with any offering involving an underwriting of the Company’s Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 6.2 unless such Holder shall include such Registrable Securities in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriters selected by the Company (which underwriter or underwriters shall be reasonably acceptable to the Holders) and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters.  In the event the underwriters advise Holders seeking Registration of Registrable Securities in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell Securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may exclude some or all Registrable Securities from the Registration and underwriting, but only after excluding all other Securities from the underwriting (other than any Securities which the Company may seek to include in the underwriting for its own account) (provided that, notwithstanding anything to the contrary in this section, in no event shall, after such exclusion, the Registrable Securities included in the underwriting would constitute less than 25% of the total Securities proposed to be sold in the offering), and the number of Securities and Registrable Securities that may be included in the Registration and the underwriting shall be allocated (i) first, to the Company, (ii) thereafter, among the Holders requesting inclusion of their Registrable Securities in such Registration Statement in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration, and (iii) finally to any other stockholders entitled to include Securities in such Registration Statement.

(d)

Exempt Transactions.  The Company shall have no obligation to Register any Registrable Securities under this Section 6.2 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in accordance with a Benefits Plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (collectively, “Exempt Registrations”).

6.3

Procedures.

(a)

Registration Procedures and Obligations.  Whenever required under this Section 6 to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(i)

Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and if applicable, cause that Registration Statement to become effective and remain continuously effective until the date on which all such Registrable Securities have been sold pursuant to the Registration Statement;

(ii)

Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all Registrable Securities covered by the Registration Statement;

(iii)

Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(iv)

Use its reasonable best efforts to Register and qualify the Registrable Securities covered by the Registration Statement under the securities laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdiction;

(v)

In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the offering;

(vi)

Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law or of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vii)

Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a CUSIP number for all those Registrable Securities, in each case not later than the effective date of the Registration;

(viii)

Use its commercially best efforts to furnish, at the request of any Holder requesting Registration of Registrable Securities, on the date that such Registrable Securities are delivered for sale in connection with a Registration, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(ix)

Take all reasonable action necessary to list the Registrable Securities on the stock exchange upon which the shares of Company’s Common Stock are traded.

(b)

Information From Holder.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 6.1 or Section 6.2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such Registrable Securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

6.4

Expenses of Registration.  All expenses, other than Selling Expenses, incurred in connection with Registrations, filings or qualifications pursuant to this Section 6, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, any selling Holders and underwriters, shall be borne by the Company.  The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to Section 6.1 (a) if the Registration request is subsequently withdrawn at the request of the Majority Initiating Holders (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses.  All Selling Expenses shall be borne by the holders of the Securities Registered pro rata on the basis of the number of shares Registered.

6.5

Indemnification.

(a)

Company Indemnity.

(i)

To the extent permitted by applicable law, the Company will indemnify and hold harmless each Holder, such Holder’s officers, directors, shareholders, stockholders, limited partner, general partner, legal counsel, and any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in the applicable Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws.  The Company will reimburse each such Holder, underwriter or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(ii)

The indemnity agreement contained in Section 6.5 (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in sole reliance upon and in full conformity with written information furnished expressly for use in the Registration Statement by any such Holder, underwriter or controlling Person.

(iii)

With respect to any preliminary prospectus, the foregoing indemnity shall not inure to the benefit of any Holder or underwriter, or any Person controlling (within the meaning of the Securities Act) such Holder or underwriter, from whom a Person asserting any losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such Person, if required by applicable law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)

Holder Indemnity.

(i)

To the extent permitted by applicable law, each selling Holder that has included Registrable Securities in a Registration will, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, legal counsel, any underwriter, any other Holder selling Registrable Securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) solely arise out of or are solely based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in full conformity with written information furnished by such Holder expressly for use in connection with such Registration.

(ii)

The indemnity contained in this Section 6.5 (b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld).

(iii)

In no event shall any indemnity under this Section 6.5 (b) exceed the net proceeds from the offering received by such Holder.

(c)

Notice of Indemnification Claim.  Promptly after receipt by an indemnified party under Section 6.5 (a) or Section 6.5 (b) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 6.5 (a) or Section 6.5 (b), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties.

(d)

Contribution.  If any indemnification provided for in Section 6.5 (a) or Section 6.5 (b) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.

(e)

Underwriting Agreement.  To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)

Survival.  The obligations of the Company and Holders under this Section 6.5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this section.

6.6

Additional Undertakings.

(a)

Reports Under the Exchange Act.  With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit a Holder to sell Securities of the Company to the public without Registration or pursuant to a Registration on Form S-3 or Form F-3 as the case may be, the Company agrees to:

(i)

make and keep public information available, as those terms are understood and defined in Commission Rule 144, at all times;

(ii)

file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(iii)

promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose Securities may be resold pursuant to Form S-3 or F-3 (or any successor form thereto), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such Securities without Registration or pursuant to Form F-3 (or any successor form thereto).

(b)

Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Majority Holders, enter into any agreement with any holder or prospective holder of any Securities of the Company that would allow such holder or prospective holder (i) to include such Securities in any Registration filed under Section 6.1 or Section 6.2, unless under the terms of such agreement such holder or prospective holder may include such Securities in any such Registration only to the extent that the inclusion of such Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) to demand Registration of their Securities, or (iii) cause the Company to include such Securities in any Registration filed pursuant to the terms hereof on a basis pari passu with or more favorable to such holder or prospective holder than is provided to the Holders.

(c)

Termination of Registration Rights.  No Holder shall be entitled to exercise any right provided for in this Section 6 at such time in which all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in a single transaction without restriction in compliance with Rule 144.

(d)

Assignment of Registration Rights.  The right to cause the Company to Register Registrable Securities pursuant to this Agreement may be assigned by any Holder to a transferee or assignee of such Registrable Securities, provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Section 6; and (c) such transfer or assignment shall be effective only if immediately following such transfer or assignment the further disposition of such Registrable Securities by the transferee or assignee is restricted under Applicable Securities Law.  In the event of a transfer or assignment of Registrable Securities which does not satisfy the conditions set forth above, such Registrable Securities shall no longer be deemed to constitute “Registrable Securities” for purposes of this Agreement.

6.7

Damages.

(a)

Damages.  If any of the following events (each, an “Event”) shall occur and be continuing, then for each thirty (30) calendar day period commencing on the date of the Event until the applicable Event is cured, the Company shall pay to each Holder who properly requested registration of its Registrable Securities under this Agreement, in addition to any other rights or remedies that the Holder may have hereunder or under applicable law, as partial damages and not as a penalty, cash in an amount equal to 1.0% of the aggregate purchase price paid by such Holder for the subject Registrable Securities (it being understood that damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of any thirty (30) calendar day period prior to the cure of an Event):

(i)

a Registration Statement covering the resale of Registrable Securities is not filed with the Commission within the time specified therefor in Section 6.1 hereof;

(ii)

after a Registration Statement has initially been declared effective, such Registration Statement is not continuously effective; or

(iii)

the Registrable Shares may not be sold pursuant to Rule 144 because the Company does not meet the current public information condition of Rule 144.

(b)

Reasonable Estimate.  The parties to this Agreement agree that the Holders may suffer damages in the event that an Event has occurred and is continuing, and that it would not be possible to ascertain the amount of such damages.  The parties to this Agreement further agree that the damages provided for in this Section 6.7 constitute a reasonable estimate of the damages that may be incurred by the Holders by reason of an Event.

7

ADDITIONAL UNDERTAKINGS

7.1

Qualified Listing.  The Founders and the Company shall use their best efforts to accomplish a Qualified Listing within three (3) years following the date of this Agreement.

7.2

Series A Preferred Stock Lock-up Period.  The Company and the Founders shall use their best efforts to shorten the lock-up period that apply to shares of the Series A Preferred Stock in connection with any public offering of the Company’s securities.

7.3

Investor Favorable Terms.  Should the Company complete a future financing with terms more favorable (“Investor Favorable Terms”) to any investors than the terms provided to the Investors in connection with the issuance of the Series A Preferred Stock, the Investor shall have the right to receive such Investor Favorable Terms and have them apply to the Series A Preferred Stock and the purchase thereof.

7.4

ESOP.

(a)

As soon as practicable following the Closing, the Company shall duly establish an equity incentive plan (the “ESOP”) in the form and substance reasonably satisfactory to the Series A Majority Holders providing for the issuance of such number of shares of Common Stock representing no more than 5% of the then total outstanding share capital of the Company on a fully diluted basis to employees, officers, consultants or directors of the Group Companies from time to time.  In addition, such ESOP should provide that (i) with respect to a particular award under the ESOP, no more than 25% shall vest upon the first anniversary of the grant of such award and thereafter shall not vest any faster than monthly over the next three (3) years following the first anniversary of such grant; (ii) unvested options will terminate, and unvested shares will be subject to a repurchase right at cost, in any case on termination of the employment or other service, with or without cause; and (iii) any individual who owns more than 5% of the shares of Common Stock prior to the Closing shall not be entitled to any grants under the ESOP; in each case, except otherwise approved or waived by the Board (which approval or waiver must include the affirmative vote of at least one (1) Investor Director).

(b)

Among the shares of Common Shares reserved for ESOP, the Company shall allocate a number of shares of Common Stock equal to 1.5% of post-Closing total number of fully-diluted shares as options to the Investor Directors, which option shall be vested immediately upon issuance and at an exercise price equal to the then effective Conversion Price (as defined in the Certificate of Designation), as adjusted pursuant to any anti-dilution protection that shares of Series A Preferred Stock may be entitled to.

7.5

Insurance.  If requested by the Series A Majority Holders, the Group Company shall promptly purchase and maintain in effect, worker’s injury compensation insurance, key man insurance (such key-man insurance should cover the Chairman and the Chief Executive Officer of the Company in an amount not less than US$1 million, naming the Company as beneficiary), and other insurance with respect to the Group’s properties, employees, products, operations, and/or business, each in the amounts not less than that are customarily obtained by companies of similar size, in a similar line of business, and with operations in the PRC.

7.6

Internal Control System.  Each Group Company shall maintain the books and records in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management, and accounting that meets international standard of good practice and is reasonably satisfactory to Series A Majority Holders.

7.7

Board Activities.  As soon as practicable, the Company shall designate a secretary of the board of director (the “Board Secretary”) to administer all stockholders and Board meetings.  The Board Secretary shall ensure (i) proper notification and adequate meeting materials are provided for directors and stockholders’ meetings and (ii) accurate minutes of meetings are taken and available for directors comments and approval within five(5) business days after the meeting.  Furthermore, the Company shall reimburse the Investor all expenses relating to any Board activities, including but not limited to, attending the Board meetings by the Investor Director and/or its representatives.

7.8

Director Indemnification.  To the maximum extent permitted by the law of the jurisdiction in which the Company is organized, the Company shall indemnify and hold harmless the Investor Directors and shall enter into the indemnification agreement with any Investor Director and comply with the terms of such director indemnification agreements.  At the request of any Investor, the Company shall obtain and maintain customary directors and officers insurance coverage for the Investor Directors.

7.9

U.S. Tax Matters.

(a)

The Company will comply and will cause its Subsidiaries to comply with all record-keeping, reporting, and other requests necessary for the Company and its Subsidiaries to comply with any applicable U.S. tax law or to allow the Investor and any direct or indirect equity holders of the Investor that are United States persons for United States federal income tax purposes (the “Investor U.S. Equity Holders”) to comply with all applicable provisions of U.S. tax law.  The Company will, upon request, also provide the Investor and the Investor U.S. Equity Holders with any information to allow such Investor or Investor Equity Holders to comply with U.S. tax law or to avail itself of any provision of U.S. tax law.

(b)

The Company acknowledges that the U.S. income tax consequences to the Investor and the Investor U.S. Equity Holders of the investment in the Company will be significantly affected by whether the Company and/or any of the entities in which it owns an equity interest at any time is (i) a “passive foreign investment company” (within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended) (a “PFIC”) or (ii) classified as a partnership or a branch for U.S. federal income tax purposes.

(c)

The Company shall determine annually, with respect to its taxable year (i) whether the Company is or may become a PFIC (including whether any exception to PFIC status may apply) or whether the Company or any of its Subsidiaries is  or may be classified as a partnership or branch for U.S. federal income tax purposes and notify the Investor of its finding.  If the Company is or may become a PFIC, it will (i) determine with respect to each taxable year whether each of the entities in which the Company owns or proposes to acquire an equity interest (directly or indirectly) is or may become a PFIC and, (ii) upon request from the Investor or any of the Investor U.S. Equity Holders, provide such information as the Investor and any of the Investor U.S. Equity Holders may request to permit them to elect to treat the Company and/or any such entity as a “qualified electing fund” (within the meaning of Section 1295 of the U.S. Internal Revenue Code of 1986, as amended) for U.S. federal income tax purposes. The Company shall also obtain and provide reasonably promptly upon request any and all other information deemed necessary by the Investor and the Investor U.S. Equity Holders to comply with the provisions of this agreement, including English translations of any information requested.

(d)

The Company shall, if requested by the Investor or any the Investor U.S. Equity Holders, cooperate in determining whether it would be desirable, reasonable and appropriate for the Company and/or any of its Subsidiaries to elect to be classified as a partnership or branch for U.S. federal income tax purposes and, if so, to take all reasonable steps to cause any such elections to be made.

(e)

The Company shall provide to the Investor within 45 days following the end of the Company’s taxable year for which the Company was (or may have been) a PFIC, a complete and accurate “PFIC Annual Information Statement,” in the form of Appendix A attached hereto, as applicable, for the Company and for each Subsidiary that was a PFIC for such taxable year and in which the Company owns an equity interest at any time during such year.

8

MISCELLANEOUS

8.1

No Third Party Beneficiaries.  This Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.  Except as otherwise provided herein, nothing in this Agreement is intended to confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any rights, benefits, or obligations hereunder.

8.2

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, the United States of America.

8.3

Dispute Resolution.

(a)

Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the Dispute with notice (the “Arbitration Notice”) to the other.

(b)

The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.  There shall be three (3) arbitrators.  The HKIAC Council shall select the presiding arbitrator, who shall be qualified to practice law in the State of New York, the United States of America.

(c)

The arbitral proceedings shall be conducted in English.  To the extent that the HKIAC Rules are in conflict with the provisions of this Section 8.3, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 8.3 shall prevail.

(d)

Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e)

The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)

The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of the State of New York, the United States of America and shall not apply any other substantive Law.

(g)

Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h)

During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(i)

The Parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the following:

(i)

In the event of two or more arbitrations having been commenced under any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (A) there are issues of fact and/or law common to the arbitrations, (B) the interests of justice and efficiency would be served by such a consolidation, and (C) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise.  Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(ii)

The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly.  All Parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(iii)

If the Principal Tribunal makes an order for consolidation, it: (A) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (B) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (C) may also give such directions as it considers appropriate (a) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Section 8.3); and (b) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(iv)

Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order.  Such cessation is without prejudice to (A) the validity of any acts done or orders made by such arbitrators before termination, (B) such arbitrators’ entitlement to be paid their proper fees and disbursements and (C) the date when any claim or defence was raised for the purpose of applying any limitation period or any like rule or provision.

(v)

The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 8.3 where such objections are based solely on the fact that consolidation of the same has occurred.

8.4

Amendments.  Except as otherwise permitted herein, this Agreement and its provisions may be amended, changed, waived, discharged or terminated only by a writing signed by each of (i) the Company, (ii) the Series A Majority Holders, and (iii) stockholders representing more than 75% in voting power of the Company’s issued and outstanding shares of Common Stock held by Parties hereto on a fully diluted and as converted basis.

8.5

Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service of international standing, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 8.5).  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the earlier of (i) receipt (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid.  Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

8.6

Further Assurances.  Each Party hereto shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, written assurances, instruments and documents as any other Party may reasonably request to give effect to the terms and intent of this Agreement.  No Party will, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by it, and each Party will at all times in good faith assist and take action as appropriate in the carrying out of all of the provisions of this Agreement.

8.7

Charter Documents.  In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of the Charter Documents for any of the Group Companies, the terms of this Agreement shall prevail, and accordingly, the Parties hereto shall exercise all voting and other rights and powers to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency.  Each Party hereto agrees that it shall not enter into any other agreements or arrangements of any kind with respect to the voting of any Securities of the Company or deposit any Securities in other voting trust or similar arrangement.

8.8

Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements with respect to the subject matter hereof.

8.9

Severability.  If any provision of this Agreement is prohibited by applicable Law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

8.10

Remedies Cumulative.  Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

8.11

No Presumption.  The Parties agree that this Agreement was jointly drafted by them, that each has been represented by counsel in connection with this Agreement, and that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel, and no Party will claim or assert otherwise.

8.12

Aggregation of Shares.  All Securities of the Company held or acquired by Affiliates of an Investor shall be aggregated for purposed of determining the availability of any rights under this Agreement.

8.13

No Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

8.14

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

Yayi International Inc.,

a Delaware company

By:

/s/ Li LIU

Name:

Li LIU

Title:

Chief Executive Officer and President

Address:

c/o Tianjin Yayi Industrial Co., Ltd., No. 9 Xingguang Road,
Northern Industrial Park of Zhongbei Town, Xiqing District, Tianjin 300384, China

Fax:

+86 (22) 2798-4358

Tel:

+86 (22) 2798-4033

Attention:

Ms. Li LIU, Chief Executive Officer and President

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GLOBAL ROCK:

Global Rock Stone Industrial Ltd,

a British Virgin Islands company

By:

/s/ Fung SHEK

Name:

Fung SHEK

Title:

Director

Address:

c/o Tianjin Yayi Industrial Co., Ltd., No. 9 Xingguang Road,
Northern Industrial Park of Zhongbei Town, Xiqing District, Tianjin 300384, China

Fax:

+86 (22) 2798-4358

Tel:

+86 (22) 2798-4033

Attention:

Mr. Fung SHEK

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FOUNDERS:

By:

/s/ Li LIU

Name:

Li LIU (刘丽)

Address:

c/o Tianjin Yayi Industrial Co., Ltd., No. 9 Xingguang Road,
Northern Industrial Park of Zhongbei Town, Xiqing District, Tianjin 300384, China

Fax:

+86 (22) 2798-4358

Tel:

+86 (22) 2798-4033

By:

/s/ Fung SHEK

Name:

Fung SHEK (石峰)

Address:

c/o Tianjin Yayi Industrial Co., Ltd., No. 9 Xingguang Road,
Northern Industrial Park of Zhongbei Town, Xiqing District, Tianjin 300384, China

Fax:

+86 (22) 2798-4358

Tel:

+86 (22) 2798-4033

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

SAIF Partners III L.P.,

a Cayman Islands exempted limited partnership

By:

/s/ Andrew Y. Yan

Name:

Andrew. Y. Yan

Title:

Authorized Signatory

For and on behalf of

SAIF Partners III L.P.

Acting by its general partner

SAIF III GP L.P.

In turn acting by its general partner

SAIF III GP Capital Ltd

Address:

SAIF Partners III L.P.

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Fax:

+852 2234-9116

Tel:

+86 (10) 6563-0357

With a copy to:

SAIF Advisors Ltd.

Suites 2115-2118, Two Pacific Place

88 Queensway, Hong Kong

Attention:

Andrew. Y. Yan/Jason So

Fax:

+852 2234-9116

Tel:

+852 2918-2214

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

SCHEDULE I

SCHEDULE OF FOUNDERS

Founder Name	I.D./Passport Numbers
Li LIU (刘丽)	120104195905017327 (PRC ID Card Number)
Fung SHEK (石峰)	E750805(4) (Hong Kong ID Card Number)

APPENDIX A

PFIC ANNUAL INFORMATION STATEMENT

PFIC Annual Information Statement pursuant to U.S. Treasury Regulation § 1.1295-1(g).

____________________________________ (the “Company”) hereby represents that:

1.

This PFIC Annual Information Statement applies to the Company’s taxable year beginning on ____________ and ending on _____________.

2.

The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the U.S. Shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:

Ordinary Earnings:

U.S.$ ____________________

Net Capital Gains:

U.S.$ ____________________

3.

The amount of cash and the fair market value of other property distributed or deemed distributed by the Company to the U.S. Shareholder during the taxable year specified in paragraph (1) are as follows:

Cash: U.S.$____________________________________

Fair Market Value of Property: U.S.$________________

4.

The Company will permit the U.S. Shareholder to inspect and copy the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with US Federal income tax principles, and to verify these amounts and the U.S. Shareholders direct or indirect pro rata shares thereof.

By:

___________________________

Title:

Date:

[Must be signed by an authorized representative of the Company]